UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2014

Atlas Energy, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	001-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 5, 2014, ARP Eagle Ford, LLC (“ARPEF”), a wholly-owned subsidiary of Atlas Resource Partners, L.P. (“ARP”), whose general partner is a wholly-owned subsidiary of Atlas Energy, L.P. (the “Partnership”), along with Atlas Growth Eagle Ford, LLC (“ARGEF” and together with ARPEF, the “Purchasers”), a wholly-owned subsidiary of the Partnership’s E&P Development Subsidiary, whose general partner is a subsidiary of the Partnership, completed their previously announced acquisition of certain oil and gas interests in Atascosa County, TX from Cima Resources, LLC and Cinco Resources, Inc. (the “Sellers”), for approximately $340 million. Approximately $199 million in cash was paid by the Purchasers at closing, and approximately $140 million will be paid over the four quarters following closing. ARP will pay approximately $24 million of the deferred portion of the purchase price in three quarterly installments beginning March 31, 2015, and ARGEF will pay approximately $116 million of the deferred portion purchase price in four quarterly installments following closing. Pursuant to the First Amendment to Purchase and Sale Agreement among the Sellers, ARP and the Purchasers dated as of October 27, 2014, ARP may pay up to $20 million of its deferred portion of the purchase price by issuing to Sellers ARP’s 8.625% Class D Cumulative Redeemable Perpetual Preferred Units (NYSE: ARPPrD) at a price of $25.00 per unit.

The purchase and sale agreement dated September 24, 2014 was filed as Exhibit 2.1 to the ARP’s Current Report on Form 8-K filed on September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 6, 2014	ATLAS ENERGY, L.P.

	By:	Atlas Energy GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer